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                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

                              TRANSITION AGREEMENT


     This Transition Agreement (the "Agreement") is made and entered into this 20th day of August, 2001 by and among Conrad Industries, Inc., a Delaware corporation ("Conrad") and Conrad Shipyard, L.L.C., a Louisiana limited liability company (together, the "Company"), on the one hand, and William H. Hidalgo ("Executive") on the other hand.

                              W I T N E S S E T H:

     WHEREAS, Executive and the Company entered into an employment agreement (the "Employment Agreement") dated as of March 31, 1998, and amended as of March 31, 2001;

     WHEREAS, the Company and Executive deem it to be in their mutual best interests for Executive to resign from his position with the Company as Chief Executive Officer and President and as a Director of the Company;

     WHEREAS, the Company desires that Executive continue in his position with the Company as Chief Executive Officer and President until the Resignation Date (as defined below) and that his resignation as a Director of the Company be effective as of the date hereof;

     WHEREAS, the Company wishes to accept Executive's resignation as Chief Executive Officer and President effective at 11:59 p.m. on August 26, 2001 (the "Resignation Date"), and to engage Executive's services as an employee with the title of Special Advisor to the Chief Executive Officer ("Special Advisor") from August 27, 2001 until October 31, 2001 (the "Employment Termination Date") to provide for an orderly transfer of his responsibilities;

     WHEREAS, the Company and Executive may decide that after the Employment Termination Date it would be mutually advantageous for Executive to serve as a consultant to the Company for up to a four-month period, to perform such duties and provide such counsel and assistance to the Company as the Chief Executive Officer may request from time to time and as may be agreed to by Executive;

     WHEREAS, Executive and the Company entered into a stock option agreement dated November 3, 1998 for the grant of a nonqualified stock option to purchase 205,518 shares of the common stock of Conrad ("Common Stock"), and stock option agreements dated November 3, 1998 and May 26, 1999 for the grant of incentive stock options to purchase 44,442 shares and 35,997 shares, respectively of Common Stock (collectively "Executive's Stock Options"), all pursuant to the Conrad Industries, Inc. 1998 Stock Plan, as amended and restated (the "Stock Plan");

     WHEREAS, the Executive has executed a promissory note payable to the Company in the principal amount of $233,327, due September 4, 2001 and bearing interest at an annual rate of nine percent (the "Promissory Note");

     WHEREAS, Executive and the Company believe it is in their mutual best interests to terminate the Employment Agreement and enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and respective covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

     1. Termination of Executive's Employment and Directorship.

     (a) Executive's employment by the Company as Chief Executive Officer and President of the Company shall continue until 11:59 p.m. on the Resignation Date, at which time it shall terminate. During the period from August 27, 2001 until the Employment Termination Date, Executive shall remain employed by the Company full time as Special Advisor. Executive's employment with the Company as Special Advisor, and in any other capacity, shall terminate as of the close of business on the Employment Termination Date. The services to be provided by Executive in such capacities are described in paragraph 8.

     (b) Executive's resignation from the Board of Directors of the Company and termination of the Employment Agreement are effective on the date hereof.

     (c) Executive and the Company's new Chief Executive Officer may mutually agree in writing to terminate Executive's employment as Special Advisor prior to October 31, 2001, and in the event of such agreement, the date of such termination of employment shall be the "Employment Termination Date."

     2. Consulting Agreement. Prior to the Employment Termination Date, the Company and Executive may mutually agree that Executive shall be engaged as a consultant to the Company for up to a four-month period ending February 28, 2002. The agreement may be made on a month-to-month basis or for some other period not to extend later than February 28, 2002. As a consultant, Executive shall not be an employee or agent of the Company but shall be an independent contractor.

          3. Compensation. Executive shall continue to draw his current annual salary of $195,290 from the date hereof until the Employment Termination Date, in the amounts and at the times as currently provided. In addition, the Company shall make the following payments to Executive, which shall be net of any applicable withholding required by law:

          (a) If the Company and Executive mutually agree to enter into the consulting arrangement described above, the Company shall pay Executive a mutually agreed upon consulting fee.

          (b) On February 28, 2002, Executive shall receive to a lump sum severance payment equal to his current annual salary as of the date hereof, of $195,290, subject to paragraph 9(h) hereof. Executive (or his heirs, legatees, estate or representative) shall receive such payment in the event of Executive's death, disability or incapacity prior to February 28, 2002. If such severance payment is not made by the Company on February 28, 2002, it shall

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accrue interest thereafter at the rate of seven percent per year until paid, and
Executive shall be reimbursed for any and all reasonable attorneys' fees incurred by him in collecting any such overdue payment.

          (c) As further consideration for past services rendered, Executive's entering into this Agreement, including but not limited to the noncompetition and release provisions hereof, Executive's services to the Company before the date hereof in assisting with an orderly transition, Executive's surrender of Executive's Stock Options as described below, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged:

                (i) The Company grants and delivers to Executive, effective as of the date hereof, 132,820 shares of Common Stock pursuant to the Stock Plan.

                (ii) Executive shall receive from the Company a cash bonus of $622,500 on February 28, 2002. Such bonus shall be offset by the principal amount of the Withholding Note described in clause (c)(iii). If such bonus (net of the principal amount of the Withholding Note) is not paid by the Company on February 28, 2002, it shall accrue interest thereafter at the rate of seven percent per year until paid, and Executive shall be reimbursed for any and all reasonable attorneys' fees incurred by him in collecting any such overdue payment.

                (iii) Executive shall satisfy his withholding tax obligation relating to clause (c)(i) as follows: the Company shall remit the appropriate withholding payment in cash to the appropriate taxing authorities, and the Executive shall execute a non-interest bearing promissory note with a principal amount equal to such withholding payment, payable to the Company at the time the bonus payable to Executive pursuant to clause (c)(ii) is due to Executive (the "Withholding Note").

                (iv) In order to assist Executive in meeting his income tax obligations arising from clauses (i) and (ii) above, the Company agrees to purchase on the date hereof 14,071 shares of Common Stock from the Executive at a purchase price of $6.47 per share in cash.

                (v) On the date hereof the Promissory Note, including accrued interest, shall be deemed paid in full and shall be cancelled.

               (vi) The Company and Executive agree and acknowledge that Executive shall be responsible for the income tax consequences to him of this Agreement, and the Company shall not owe any amounts to Executive except as expressly set forth in this Agreement, whether relating to his income tax obligations or otherwise.

          4. Other Benefits. (a) Through the Employment Termination Date, Executive shall continue to participate in the Company's employee benefit plans and programs on the same basis as currently provided by the Company.

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     (b) Executive shall be entitled to participate in the Company's medical insurance plan until age 65, and his spouse shall be entitled to participate in the Company's medical insurance plan until age 65, regardless of whether Executive is eligible for Medicare or is deceased; provided, however, that Executive and his spouse shall pay the Company the premiums related to such insurance. Notwithstanding the foregoing, the Company shall not be obligated to provide such medical benefits if (i) it discontinues providing medical insurance to its employees, or (ii) it is unable to obtain insurance or reinsurance relating thereto, either at all or at premiums that do not increase by more than 10 percent the Company's overall insurance or reinsurance premiums above the premiums the Company would be required to pay if such medical benefits were not provided to Executive and/or his spouse.

     (c) On October 31, 2001, the Company shall transfer to Executive full ownership of and title to the 2000 model Chevrolet Suburban automobile, bearing Vehicle Identification Number 3GNEC16T7YG111981, free and clear of any and all liens or encumbrances.

     5. Stock Options. Executive's Stock Options shall be cancelled as of the date hereof. Executive and the Company agree that such stock options constitute all stock options granted by the Company to Executive prior to the date of this Agreement.

     6. Satisfaction of the Company's Obligations under the Employment Agreement. Executive agrees, acknowledges and affirmatively represents that upon execution and delivery of this Agreement, the Company shall have fully completed, satisfied and discharged any and all obligations it has, had or may be claimed to have, under the Employment Agreement.

     7. Satisfaction of Executive's Obligations under the Employment Agreement. The Company agrees, acknowledges and affirmatively represents that upon execution and delivery of this Agreement, Executive shall have fully completed, satisfied and discharged any and all obligations he has, had or may be claimed to have, under the Employment Agreement.

     8. Services to be Provided by Executive. During the period from the date hereof until the Resignation Date, Executive shall continue to perform the duties of Chief Executive Officer and President of the Company as directed by the Board of Directors. During that period, Executive agrees to assist with an orderly transfer of his responsibilities. Executive's continued employment by the Company as Special Advisor shall begin on the first day following the Resignation Date and shall terminate on the Employment Termination Date. During his employment as Special Advisor, Executive shall devote his full time and attention during normal business hours to such duties as the Chief Executive Officer of the Company may assign to him from time to time; provided, that those duties shall not be of a nature that would not be assigned to a member of the Company's management and shall not be more burdensome in scope or nature, including but not limited to required travel, if any, than those duties formerly performed by Executive for the Company. As Special Advisor, Executive shall be an officer and employee of the Company, but shall not be authorized to bind the Company to any agreement without the express authorization of the Chief Executive Officer.

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     9.  Noncompetition.

     (a) Executive recognizes that the Company's willingness to enter into this Agreement is based in material part on Executive's agreement to the provisions of this paragraph 9 and that Executive's breach of the provisions of this paragraph 9 could materially damage the Company. Executive will not, during the remaining term of his employment with the Company and for a period of one year after the Employment Termination Date:

        (i) carry on or engage in any business in direct competition with the construction, conversion or repair of marine vessels or the fabrication of modular components for offshore drilling rigs or floating production, storage and offloading vessels (collectively, the "Businesses") of the Company or any direct or indirect subsidiary of Conrad (collectively, the "Companies") in any State of the United States or other jurisdiction, or specified portions thereof, in which the Executive regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or its subsidiaries, as identified in Appendix "A" attached hereto and forming a part of this Agreement, so long as the Company or any of its subsidiaries carries on any of the Businesses therein (collectively the "Territory");

        (ii) call upon any person who is, at that time, an employee of any of the Companies for the purpose or with the intent of enticing such employee away from or out of the employ of any of the Companies (provided, that this clause (ii) shall not apply with respect to Executive's son who is currently employed by the Company);

        (iii) call upon any customer of any of the Companies within the Territory for the purpose of soliciting or selling products or services in direct competition with any of the Companies within the Territory;

        (iv) call upon any prospective acquisition candidate, on Executive's own behalf or on behalf of any competitor, which candidate was, to Executive's knowledge after due inquiry, either called upon by any of the Companies or for which any of the Companies made an acquisition analysis, for the purpose of acquiring such entity; or

        (v) disclose customers, whether in existence or proposed, of any of the Companies to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that any of the Companies has in the past disclosed such information to the public for valid business reasons.

          Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment (i) not more than 1% of the capital stock of a competing business, whose stock is traded on a national securities exchange, the Nasdaq Stock Market or similar market or (ii) not more than 5% of the capital stock of a competing business whose stock is not publicly traded unless the Board consents to such acquisition.

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     Furthermore, notwithstanding the above, the foregoing covenant shall not prohibit Executive from carrying on or engaging in the construction of aluminum marine vessels, as long as such activity is not conducted in association in any manner with any company with which the Company has had acquisition discussions within the past two years.

     (b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company, in the event of breach by him, by injunctions and restraining orders. Executive further agrees to waive any requirement for the Company's securing or posting of any bond in connection with such remedies.

     (c) The parties hereto agree that the foregoing covenants in this paragraph 9 impose a reasonable restraint on Executive in light of the activities and business of the Companies on the date of the execution of this Agreement and the current plans of the Companies.

     (d) It is further agreed by the parties hereto that in the event that after the Employment Termination Date Executive enters into a business or pursues other activities not in competition with the Businesses of the Companies or similar activities or businesses in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this paragraph 9, and in any event such new business, activities or location are not in violation of this paragraph 9 or of Executive's obligations under this paragraph 9, if any, Executive shall not be chargeable with a violation of this paragraph 9 if the Companies shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

     (e) The covenants in this paragraph 9 are severable and separate, and the enforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent permitted by law, and the Agreement shall thereby be reformed.

     (f) All of the covenants in this paragraph 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

     (g) The Company and Executive hereby agree that this covenant is a material and substantial part of this Agreement.

     (h) Executive acknowledges that the severance payment provided under paragraph 3(b) is conditioned upon Executive's fulfilling the noncompetition and nondisclosure provisions of this Agreement as set forth in this paragraph 9 and paragraph 10 below. In addition, such payment is conditioned upon Executive's refraining, for a one year period

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following the Employment Termination Date, from carrying on or engaging in, as an employee, officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an executive, independent contractor, consultant or advisor, or as a sales representative or otherwise, any business in direct competition with the Businesses of the Companies in the Territory (except as provided in paragraph 9(a) with respect to construction of aluminum marine vessels), to the extent such activity is not prohibited by paragraph 9(a). In the event Executive shall at any time materially breach any noncompetition or nondisclosure agreements contained in this Agreement, including the agreements in this paragraph 9(h), the Executive shall forfeit to the Company, and promptly repay to the Company, a pro rata portion of the severance payment corresponding to the period of such breach (i.e., $195,290 times the quotient of the number of days during which the breach occurs divided by 365). Executive acknowledges that any such forfeiture of payments would be an exercise of the Company's right to terminate its performance hereunder upon Executive's breach of this Agreement and would not constitute and shall not be characterized as the imposition of liquidated damages. It is specifically understood by the parties that the provisions of paragraph 13 of this Agreement apply to this paragraph 9.

        (i) Any dispute regarding the reasonableness of the covenants and agreements set forth in this paragraph 9 or the territorial scope or duration thereof or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the State of United States or other jurisdiction in which the alleged prohibited competing activity or disclosure occurs, and with respect to each such dispute, the Company and Executive each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant State (or, in the case of any jurisdiction outside the United States, the relevant courts of such jurisdiction) for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him or it in any legal proceeding related to this paragraph 9 and/or Appendix "A" by any means allowed under the laws of such jurisdiction. Each party irrevocably waives any objection he or it may have as to the venue of such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum. The parties agree that it is their intent and desire that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect, and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this paragraph 9 invalid or unenforceable.

     10.  Company Property, Trade Secrets and Confidentiality.

          (a) All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Executive by or on behalf of the Company or any of the Companies or their representatives, vendors or customers which pertain to the business of the Company or any of the Companies, are, shall be and remain the property of the Company or the Companies, as the case may be, and those, along with all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the Businesses, activities or future plans of the Company or the Companies which have been collected by Executive, shall be delivered promptly to the Company without request by it on the Employment Termination Date.

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          (b) Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, (i) that are conceived or made by Executive, solely or jointly with another, during the remaining term of his employment or within one year after the Employment Termination Date, (ii) that are directly related to the business or activities of the Companies and (iii) that Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein. Any action to enforce this paragraph 10(b) must be brought within five years after the date of this Agreement.

          (c) Executive agrees that he will not, during the remaining term of his employment or after the Employment Termination Date, disclose the specific terms of the Company's relationships or agreements with its significant vendors or customers or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

          (d) (i) Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive agrees that he will preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use and that certain Confidential Information constitutes "trade secrets" under applicable laws.

               (ii) During the remaining term of Executive's employment, Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive, including duties assigned to him as Special Advisor. Executive shall not, at any time (either during the remaining term of his employment or after the Employment Termination Date), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Chief Executive Officer of the Company, or permit any other person to do so.

               (iii) At the Employment Termination Date, and upon request of the Company at any other time, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material.

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     Within five days of any such request, Executive shall certify to the
     Company in writing that all such materials have been returned.

               (iv) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the Companies (whether or not owned or developed by the Companies and whether or not developed by Executive) that is not generally known to persons in the Business. Confidential Information includes, but is not limited to, the following: all trade secrets of the Companies; all information that the Companies have marked as confidential or have otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the Companies' products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Companies; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Companies; all computer hardware or software manuals; all training or instruction manuals; and all data and all computer system passwords and user codes.

     11. Release. (a) Executive hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims and causes of action against the Company and its subsidiaries of whatever kind or nature, known or unknown, asserted or unasserted, that may have arisen prior to or that may exist as of the date of this Agreement, if such rights, claims or causes of action relate to facts of which Executive has actual knowledge as of the date of this Agreement. It is understood and agreed, that by this Agreement, Executive waives any such claims he may have against the Company and its subsidiaries, including but not limited to those based on any theory of liability, statutory or non-statutory, in contract or in tort, including, but not limited to, claims for wrongful or constructive discharge, breach of any express or implied employment contract or agreement, breach of any covenant of good faith and fair dealing, fraud, defamation, or any personal or emotional injury. It is further understood and agreed that the parties covered by the Executive's release include the Company's subsidiaries and present and former shareholders, officers, directors, employees, agents, insurers, assigns, predecessors, and successors, and that any reference to the Company in this paragraph 11 is understood to include all of the foregoing persons or entities.

     (b) The Company hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims and causes of action against Executive of whatever kind or nature, known or unknown, asserted or unasserted, that may have arisen prior to or that may exist as of the date of this Agreement, if such rights, claims or causes of action relate to facts of which any of the Company's executive officers or directors (other than Executive) has actual knowledge as of the date of this Agreement. It is understood and agreed, that by this Agreement, the Company waives any such claims it may have against Executive, including but not limited to those based on any theory of liability, statutory or non-statutory, in contract or in tort.

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

     12. Nondisparagement. Executive agrees to refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Companies or any of its directors, officers or employees, and agrees that he will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparage or could reasonably be expected to materially harm the reputation of the Companies or any of its directors, officers or employees. The Company and its directors and officers agree to refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of Executive or his family, and agrees that it will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparage or could reasonably be expected to materially harm the reputation of Executive or his family.

     13. Breach. No remedy specified herein shall be deemed to be an exclusive remedy, and accordingly, in addition to the rights and remedies provided herein, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation; provided that the Company may not withhold payments due under paragraphs 3(b) or 3(c)(ii) hereof on account of an alleged breach by Executive of the provisions of this Agreement, unless Executive is found by a court of competent jurisdiction to have committed such breach and orders such remedy in connection therewith.

     14.  Indemnification and Insurance.

        (a) For so long as the Company shall maintain in effect a directors' and officers' liability insurance policy covering claims arising from or relating to facts, events, actions or omissions relating to a director's or officer's current or former service as a director or officer of the Company, the Company shall include Executive as an insured party under such policy.

        (b) In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Executive), by reason of the fact that he is or was a director or officer of the Company, including but not limited to actions or omissions in connection with entering into this Agreement, then the Company shall engage competent legal representation to defend Executive and shall indemnify Executive against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys' fees and reasonable expenses of such separate counsel. Further, while Executive is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith where Executive has not exhibited gross,

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

willful and wanton negligence and misconduct nor performed criminal and fraudulent acts which materially damage the business of the Company.

          15. Confidentiality. Unless otherwise required by law or deemed necessary or advisable by the Company in order to comply with securities laws, each party shall keep the terms and conditions of this Agreement confidential; provided, however, that Executive may disclose the terms and conditions of this Agreement (a) to his spouse and advisors to obtain their counsel with respect thereto, but only if his spouse and advisors agree to keep the terms and conditions of this Agreement confidential in accordance with this paragraph 15, and (b) to other persons to the extent disclosed by the Company.

          16. Entire Agreement. This Agreement constitutes the entire agreement between the parties and no statements, oral or written from any source, will alter or vary the provisions contained herein.

          17.  Binding Effect.

          (a) This Agreement shall be binding upon and inure to the benefit of the Company and its successors or assigns, and shall be binding upon and inure to the benefit of Executive and his heirs. The obligation of the Company to make the payments required by paragraphs 3(b) and 3(c) hereof shall not be affected by Executive's death, disability, or incapacity.

          (b) The Company shall require any assignee or acquiror of all or substantially all of the assets or businesses of the Company (by means of merger, acquisition of assets or otherwise) (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or acquisition occurred. In the event of any such assignment, succession or acquisition, the term "Company" as used in this Agreement shall refer also to such assign, successor or acquiror.

          18. Enforceability and Severability. This Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in any jurisdiction in which enforcement is sought. To the extent that any covenant hereunder shall be adjudicated to be invalid, illegal or unenforceable in any one jurisdiction, this Agreement shall be deemed to be amended to delete therefrom or reform the portion thus adjudicated to be invalid, illegal or unenforceable, such deletion or reformation to apply only with respect to the operation of this Section within the particular jurisdiction in which such adjudication is made. In the event that any one or more of the provisions contained in the Agreement cannot for any reason be so reformed, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, that no provision shall be severed if it is clearly apparent under the circumstances that the parties hereto would not have entered into the Agreement without such provision.

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

        19. Governing Law. Except as provided in paragraph 9(i), the validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be construed in accordance with the laws of the State of Louisiana, without regard to its conflicts of law provision.

        20. Attorneys' Fees. Each party hereto agrees to pay the other party's reasonable attorneys' fees and attorneys' expenses relating to any matter or issue on which the other party prevails in litigation commenced by any party to enforce or interpret this Agreement.

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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    CONRAD INDUSTRIES, INC.


                                    By: /s/ John P. Conrad, Jr.
                                       ---------------------------------
                                       John P. Conrad, Jr.
                                       Co-Chairman of the Board


                                    CONRAD SHIPYARD, L.L.C.


                                    By: /s/ Cecil A. Hernandez
                                       ---------------------------------
                                       Cecil A. Hernandez
                                       Secretary/Treasurer


                                    EXECUTIVE

                                     /s/ William H. Hidalgo
                                    ------------------------------------
                                    William H. Hidalgo

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